Exhibit 4.4.7

NOTE SERIES 04-A

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER ANY STATE SECURITIES LAWS, AND IS A "RESTRICTED SECURITY" AS THAT TERM IS DEFINED IN RULE 144 UNDER THE ACT. THIS NOTE MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

THIS NOTE IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN THAT CERTAIN 12% SUBORDINATED PROMISSORY NOTE AND WARRANT PURCHASE AGREEMENT ("PURCHASE AGREEMENT") THEREFOR BETWEEN THE COMPANY AND THE ORIGINAL HOLDER HEREOF.

                          (ALL AMOUNTS IN U.S. DOLLARS)

                              E.DIGITAL CORPORATION

                        12% SUBORDINATED PROMISSORY NOTE

                                Due July 1, 2005

               Note Date: _________________ US$_____________. 00

                             San Diego, California

      FOR VALUE RECEIVED, e.Digital Corporation, the undersigned Delaware corporation (together with all successors, the "COMPANY"), hereby promises to pay to the order of

         Payee:            _______________________________________
                           or his, her or its successors or assigns
                            (collectively, "NOTEHOLDER") at

         Address:

or at such other address or addresses as Noteholder may subsequently designate in writing to the Company, the principal sum of ________________ and NO/100 Dollars ($______________.00), due and payable in one installment on July 1, 2005 ("MATURITY DATE"), plus simple interest thereon at the rate of twelve percent (12.00%) per annum, in lawful monies of the United States of America. Interest shall be paid in monthly installments on or before the first day of each month, computed on the basis of a 360 day year and a 30 day month. If the Maturity Date should fall on a weekend or national holiday, payment shall be due on the following business day. This Note is one of a duly authorized issue of Notes of the Company designated as its 12% Subordinated Promissory Notes (herein called the "NOTES"), limited in aggregate principal amount to $1,000,000.

      1. Any payment shall be deemed timely made if received by Noteholder within fifteen (15) calendar days of the due date. Payments received shall be imputed first to late or penalty charges, if any, then due, next to interest payments then due, and next to the remaining unpaid principal balance.

      An "EVENT OF DEFAULT" occurs if (a) the Company does not make the payment of interest or principal of this Note when the same becomes due and payable and such default shall continue for a period of fifteen (15) calendar days, (b) the Company fails to comply with any of its other agreements in this Note that do not otherwise have separate remedies or provisions and such failure continues for the period and after the notice specified below, (c) pursuant to or within the meaning of any Bankruptcy Law (as hereinafter defined), the Company: (i) commences a voluntary case; (ii) consents to the entry of an order for relief against it in an involuntary case; (iii) consents to the appointment of a Custodian (as hereinafter defined) of it or for all or substantially all of its property or (iv) makes a general assignment for the benefit of its creditors or
(v) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (A) is for relief against the Company in an involuntary case; (B) appoints a Custodian of the Company or for all or substantially all of its property or (C) orders the liquidation of the Company, and any order or decree remains unstayed and in effect for a period of sixty (60) days. As used herein, the term "BANKRUPTCY LAW" means Title 11 of the United States Code or any similar federal or state law for the relief of debtors. The term "CUSTODIAN" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

         A default above is not an Event of Default until the holders of at least 25% in aggregate principal amount of the Notes then outstanding notify the Company of such default and the Company does not cure it within sixty (60) days after receipt of such notice, which must specify the default, demand that it be remedied and state that it is a "NOTICE OF DEFAULT." If an Event of Default occurs and is continuing, the Noteholder hereof by notice to the Company, may declare the principal of and accrued interest on this Note to be due and payable immediately; provided, however, that the holders of at least 51% in aggregate principal amount of the Notes then outstanding, by written notice to the Company, may rescind and annul such declaration and its consequences.

      2. The Company may prepay this Note at any time and from time to time, in whole or in part, without the prior written agreement of Noteholder, upon payment of a prepayment fee equal to thirty days' interest (on the portion of principal that is being prepaid). Any prepayment of this Note shall be applied first against any prepayment fee, then against accrued interest and then against principal. Upon payment in full of the principal amount of this Note and interest thereon, the Noteholder shall surrender this Note for cancellation. The Company shall only make principal reductions or prepayments pro rata among the Noteholders of this series. Likewise any Noteholder who receives any payments or proceeds from any enforcement of a security interest or any distribution in connection with a bankruptcy, liquidation, reorganization, dissolution, winding-up or similar proceedings, shall be obligated to pro rate such amounts among the other Noteholders of this series as provided in the Purchase Agreement between the Company and the original holder hereof.

      3. Relationships between the Noteholder and each of the other Noteholders shall be determined pursuant to the intercreditor agreements set forth in
Section 7 of the 12% Subordinated Promissory Note and Warrant Purchase Agreement of even date (the "PURCHASE AGREEMENT") and Sections 1 and 2 herein on a pari passu basis.

      4. This Note is being issued in conjunction with certain warrants. A portion of the original issue price of this investment unit (consisting of this Note and its associated warrants) has been allocated to these warrants. The original issue price of this Note is therefore less than its principal amount. Because the excess of the principal amount of this Note over its original issue price is less than (a) one-quarter of one percent of this Note's principal amount (b) multiplied by the number of complete years to this Note's maturity, this Note will not have "ORIGINAL ISSUE DISCOUNT" as that phrase is defined for United States income tax purposes. Any Noteholder may contact the Company's Chief Financial Officer, Treasurer or Chief Accounting Officer at its principal office (or such other address as the Company shall subsequently furnish to the Noteholder) for further information concerning the computation of original issue discount under the terms of this Note.

      5. In the event that the Company shall offer shares of its capital stock ("CAPITAL STOCK") (or securities convertible into shares of Capital Stock) on or after the date hereof in connection with an equity financing ("EQUITY FINANCING"), the Noteholder shall have the right and option, at any time prior to the Maturity Date, subject to and upon compliance with the provisions hereof and the terms and provisions of the Equity Offering documents (including, without limitation, strict adherence to the closing dates set forth therein), to convert the unpaid principal amount of the Note, the prepayment fee, if any, and any accrued and unpaid interest (on an "ALL OR NONE BASIS") into shares of the Capital Stock being offered. The conversion price ("CONVERSION PRICE") shall be equal to the offering price (as defined in the Equity Financing documents) of the capital stock in effect at the time of conversion.. In order to exercise the conversion privilege, the Noteholder shall surrender the Note to the Company at its principal office duly endorsed or accompanied by a written instrument of transfer duly executed by the Noteholder, accompanied by written notice to the Company stating that the Noteholder elects to convert the Note subject to the provisions hereof setting forth the name(s) in which the certificate for shares of Capital Stock issuable upon such conversion shall be issued. As promptly as practicable after the receipt of such notice and the surrender of the Note aforesaid, the Company shall issue and deliver to such holder a certificate for


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


the number of full shares of Capital Stock issuable upon such conversion. Such conversion shall be deemed to be effected at the time at which such notice shall have been received by the Company and the Note shall have been surrendered aforesaid, and the person in whose name any certificate for shares of Capital Stock shall be issuable upon such conversion shall be deemed to become on said date the holder of record of the shares represented thereby. The Company shall not be required to issue fractions of shares of Capital Stock upon conversion of the Note. If any fractional interest in a share of Capital Stock would otherwise be deliverable upon conversion, the Company shall purchase such fractional interest for an amount in cash equal to the Conversion Price then in effect, calculated to the nearest cent. Noteholder expressly acknowledges that the sale or issuance of Capital Stock by the Company pursuant to (i) presently outstanding convertible securities, (ii) employee benefit plans, (iii) stock option plans, (iv) mergers or acquisitions and/ or (v) other non-cash transactions shall not constitute an Equity Financing for purposes hereof and shall not result in any conversion right hereunder. Noteholder also expressly acknowledges that the Capital Stock that may be issued upon exercise of Noteholder's conversion rights hereunder may bear a legend substantially similar to the legend set forth on the Note and/or such other legend(s) as may be required pursuant to the terms of the Equity Financing.

      6. The indebtedness evidenced by this Note is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full of all of the Company's Senior Indebtedness, as hereinafter defined; provided, however, that the maximum aggregate amount of the Company's Senior Indebtedness to which the indebtedness evidenced by this Note shall be subordinated shall not exceed One Million Dollars ($1,000,000). The Company may, however, in its sole and absolute discretion, incur and/or have outstanding from time to time Senior Indebtedness in excess of the amount stated in the immediately preceding sentence, and the existence of such Senior Indebtedness shall not diminish in any way the subordination of the indebtedness evidenced by this Note.

      As used in this Note, the term "SENIOR INDEBTEDNESS" shall mean the principal of and unpaid accrued interest on: (a) all indebtedness of the Company to banks, insurance companies or other financial institutions regularly engaged in the business of lending money, which is for money borrowed by the Company (whether or not secured and whether or not existing as of the date of this Note or hereafter incurred); (b) the 15% Unsecured Promissory Note in the original principal amount of $750,000 issued by the Company on December 11, 2002, as amended (the "15% UNSECURED NOTE"); and (c) any such indebtedness issued in exchange for such Senior Indebtedness, or any indebtedness arising from the satisfaction of such Senior Indebtedness by a guarantor.

      If there should occur any receivership, insolvency, assignment for the benefit of creditors, bankruptcy, reorganization or arrangement with creditors (whether or not pursuant to bankruptcy or other insolvency laws), sale of all or substantially all of the assets, dissolution, liquidation or any other marshalling of the assets and liabilities of the Company, or if this Note shall be declared due and payable upon the occurrence of an event of default with respect to any Senior Indebtedness, then (a) no amount shall be paid by the Company in respect of the principal of or interest on this Note at the time outstanding, unless and until the principal and interest on the Senior Indebtedness then outstanding shall be paid in full; and (b) no claim or proof of claim shall be filed with the Company by or on behalf of the Noteholder that shall assert any right to receive any payments in respect of the principal of and interest on this Note, except subject to the payment in full of the principal of and interest on all of the Senior Indebtedness then outstanding. If there occurs an event of default that has been declared in writing with respect to any Senior Indebtedness, or in the instrument under which any Senior Indebtedness is outstanding, permitting the holder of such Senior Indebtedness to accelerate the maturity thereof, then, unless and until such event of default shall have been cured and waived or shall have ceased to exist, or all Senior Indebtedness shall have been paid in full, no payment shall be made in respect of the principal of or interest on this Note, unless within three (3) months after the happening of such event of default, the maturity of such Senior Indebtedness shall not have been accelerated.

      Subject to the rights, if any, of the holders of Senior Indebtedness under this Section 6 to receive cash, securities and other properties otherwise payable or deliverable to the Noteholder, nothing contained in this Section 6 shall impair, as between the Company and the Noteholder, the obligation of the Company, subject to the terms and conditions hereof, to pay to the Noteholder the principal hereof and interest hereon as and when the same become due and payable, or shall prevent the Noteholder, upon default hereunder, from exercising all rights, powers and remedies otherwise provided herein or by applicable law.

      Subject to the payment in full of all Senior Indebtedness and until this Note shall be paid in full, the Noteholder shall be subrogated to the rights of the holders of Senior Indebtedness (to the extent of payments or distributions previously made to such holders of Senior Indebtedness pursuant to the provisions of this Section 6) to receive payments or distributions of assets of the Company applicable to the Senior Indebtedness. No such payments or distributions applicable to the Senior Indebtedness shall, as between the Company and its creditors, other than the holders of Senior Indebtedness and the Noteholder, be deemed to be a payment by the Company to or on account of this Note; and for the purposes of such subrogation, no payments or distributions to the holders of Senior Indebtedness to which the Noteholder would be entitled except for the provisions of this Section 6 shall, as between the Company and its creditors, other than the holders of Senior Indebtedness and the Noteholder, be deemed to be a payment by the Company to or on account of the Senior Indebtedness.


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

      By its acceptance of this Note, the Noteholder agrees to execute and deliver such documents as may be requested from time to time by the Company or the lender of any Senior Indebtedness in order to implement the foregoing provisions of this Section 6.

      7. If this Note becomes worn, defaced or mutilated but is still substantially intact and recognizable, the Company or its agent may issue a new
Note in lieu hereof upon its surrender. Where the Noteholder claims that the Note has been lost, destroyed or wrongfully taken, the Company shall issue a new Note of like tenor in place of the original Note if the Noteholder so requests by written notice to the Company together with an affidavit of the Noteholder setting forth the facts concerning such loss, destruction or wrongful taking and such other information in such form with such proof or verification as the Company may request. The Company in addition may require, at its sole discretion, indemnification and/or an indemnity bond in such amount and issued by such surety as the Company deems satisfactory.

      8. If the indebtedness represented by this Note or any part thereof is collected in bankruptcy, receivership or other judicial proceedings or if this
Note is placed in the hands of attorneys for collection after default, the Company agrees to pay, in addition to the principal and interest payable hereunder, reasonable attorneys' fees and costs incurred by the Noteholder.

      9. Any notice, demand, consent or other communication hereunder shall be in writing addressed to the Company at its principal office or, in the case of Noteholder, at Noteholder's address appearing above, or to such other address as such party shall have theretofore furnished by like notice, and either served personally, sent by express, registered or certified first class mail, postage prepaid, sent by facsimile transmission, or delivered by reputable commercial courier. Such notice shall be deemed given (a) when so personally delivered, or
(b) if mailed as aforesaid, five (5) days after the same shall have been posted, or (c) if sent by facsimile transmission, as soon as the sender receives written or telephonic confirmation that the message has been received and such facsimile is followed the same day by mailing by prepaid first class mail, or (d) if delivered by commercial courier, upon receipt.

      10. The Company hereby waives present, demand for performance, notice of non-performance, protest, notice of protest and notice of dishonor. No delay on the part of Noteholder in exercising any right hereunder shall operate as a waiver of such right or any other right.

      11. This Note shall be governed by and construed in accordance with the laws of the State of California applicable to contracts between residents of such state entered into and to be performed entirely within such state.

      12. Each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

      IN WITNESS WHEREOF, the undersigned Company has executed this Note and has affixed hereto its corporate seal.

                                              E.DIGITAL CORPORATION,

                                              a Delaware corporation

                                              By: ____________________________
                                                       Alfred H. Falk
                                                       President and CEO


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